SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 1, 2012

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33228	20-0065053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)

214-221-4610

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The disclosure under Item 5.02 below is hereby incorporated by reference into this Item 3.01.

On July 2, 2012, Zion Oil & Gas, Inc. (the "Company"), notified the NASDAQ Stock Market ("NASDAQ") that due solely to the Director Resignation (as defined below), the Company was temporarily not in compliance with the continued listing requirements as set forth in NASDAQ Rule 5605(c)(2)(A) regarding the composition of the audit committee because the Company’s audit committee (the “Audit Committee”) was not comprised of three independent members of the Company’s board of directors (the “Board”). In connection with the Director Resignation, on July 3, 2012, the Board appointed Robert Render, an existing independent Board member, to serve on the Audit Committee, thereby curing such non-compliance.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. Marc Singer resigned as a member of the Board of the Company, effective July 1, 2012 (the “Director Resignation”). Mr. Singer was an independent director and a member of the Audit Committees of the Board. Mr. Singer resigned in order to focus his efforts on his primary business. Mr. Singer's resignation was not the result of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 3, 2012

Zion Oil and Gas, Inc.

By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer